UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2007

Commission File Number: 0-31297

HEMIS CORPORATION
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

Neuhofstrasse 8
8600 Dübendorf, Switzerland
(Address of principal executive offices)

(702) 387 2382
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 8, 2007 Hemis Corporation (the “Hemis”) entered into an agreement with Aspen Exploration Corporation (“Aspen”) pursuant to which Aspen has assigned offshore prospecting permit applications in an area of the Cook Inlet, Alaska to Hemis.

The material terms of the agreement are as follows:

a)	Assignment of Interest

Aspen assigns various offshore prospecting permit applications together with a non-exclusive license of all of Aspen’s right, title and interests to all maps, aeromagnetic surveys and geologic information developed by Aspen in a defined area of interest in the Cook Inlet, Alaska.

b)	Area of Mutual Interest

The area of interest in the Cook Inlet has the following boundaries:

Beginning at the city of Anchorage, Alaska, a line running due west from Anchorage to the western shore of Cook Inlet, and extending south to a line running due west from the village of Seldovia on the east side of Cook Inlet to the western shore of Cook Inlet.

The area of interest includes all of the area within Cook Inlet between the two lines described above (“Area of Interest”).

The following obligations shall pertain to all interests in property (other than oil and gas rights and interests) within the Area of Interest, either acquired or proposed to be acquired during the term of the agreement by either party, or affiliate of either party.

Hemis shall own and operate all such interests within the Area of Interest; and

Aspen will have a right to receive a 5% gross royalty on all ores, minerals and mineral resources produced from the offshore prospecting permit applications within the Area of Interest (as described below).

c)	Payment

In order for Hemis to continue to be entitled to the rights pursuant to the agreement and the license, Hemis agrees to pay Aspen $50,000 on signing the agreement, and an annual payment of $50,000 thereafter, beginning in September, 2007. If Hemis fails to make the payments, it shall be deemed an election by Hemis to withdraw from the agreement and a termination of the agreement.

Hemis grants to Aspen a 5% gross royalty in any ores, minerals, and mineral resources produced from the offshore prospecting permit applications, including all offshore prospecting permit applications acquired by Hemis in the Area of Interest in the Cook Inlet, Alaska during the term of the agreement. In particular, the 5% royalty on all placer gold produced shall be paid in kind. Royalty for minerals other than placer gold shall be 5% of the gross revenue received by or on behalf of Hemis from the sale or other dispositions of the ores, minerals, and mineral resources.

d)	Term and Withdrawal

The term of the agreement is for 30 years, but will expire earlier if Hemis fails to make annual payments of $50,000 to Aspen. Additionally, Hemis may elect to withdraw from the agreement by giving at least 90 days notice to Aspen.

e)	Plan of Operation

The parties have agreed to a conceptual outline of operations for the properties, which Hemis shall use as the basis for its exploration, development and mining of all ores, minerals, and mineral resources in the area.

In the first year, Hemis has agreed to acquire additional aeromagnetic data in the area of interest in the Cook Inlet, Alaska, and apply for additional state of Alaska offshore prospecting permits or federal offshore exploration and mining rights.

In the second and subsequent years, Hemis has agreed to obtain permits and conduct exploration of the area.

Once feasibility is demonstrated, Hemis has agreed to acquire the equipment needed to economically produce any identified deposits.

Thereafter, Hemis has agreed to pursue the commencement of commercial production of any mining deposits that have a market value.

f)	Advisory Committee

Hemis and Aspen have agreed to establish an advisory committee to review and comment on overall policies, objectives, procedures, methods and actions for Hemis’ operations. The advisory committee shall consist of two members appointed by Hemis and one member appointed by Aspen. The decisions and deliberations of the advisory committee shall be advisory only. Hemis shall conduct all its operations in its discretion, but after consultation with and due consideration of the concerns of Aspen’s designated advisory board member. The advisory committee shall hold regular meetings at least every six months.

g)	Reporting

Hemis agrees to keep Aspen advised of all its operations in the Area of Interest in the Cook Inlet, Alaska by submitting written progress reports every 3 months and an annual report.

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2007	HEMIS CORPORATION
(Registrant)

	By:	/s/ Bruno Weiss
Chief Financial Officer